UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 16, 2009

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street
Rockland, Massachusetts		02370
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                            Entry into a Material Definitive Agreement.

International Distribution Agreement With Nippon Kayaku

On April 16, 2009, BioSphere Medical Inc. (“BioSphere”) entered into an international distribution agreement (the “Distribution Agreement”) with Nippon Kayaku Co. Ltd. (“Nippon Kayaku”). The agreement grants Nippon Kayaku the exclusive right to distribute BioSphere’s HepaSphere Microspheres and Embosphere Microspheres in Japan. The agreement provides that Nippon Kayaku will be responsible for filing, obtaining and maintaining all regulatory approvals necessary for the sale, marketing, pricing and reimbursement of the products in Japan, including performing any clinical trials required as a result of seeking such regulatory approvals in Japan. The Distribution Agreement establishes specified dates for the achievement of specified regulatory approval-related milestones by Nippon Kayaku and also provides that Nippon Kayaku’s failure to achieve such milestones shall constitute a material breach of the Distribution Agreement, except in the circumstances of an excused delay. As further provided in the Distribution Agreement, Nippon Kayaku agrees to use diligent efforts to comply with its obligations thereunder.

Nippon Kayaku has not been granted manufacturing rights under the Distribution Agreement and BioSphere has the right to terminate the Distribution Agreement on 18 months’ prior written notice if it determines to cease manufacturing the products; provided that Nippon Kayaku and BioSphere may elect to negotiate in good faith the terms of an exclusive royalty-bearing manufacturing license grant to Nippon Kayaku if it desires to continue distributing the products for the remainder of the term of the Distribution Agreement.

Assuming product approval, BioSphere will provide HepaSphere Microspheres and Embosphere Microspheres to Nippon Kayaku for distribution and sale in Japan in accordance with a predetermined formula that is indexed to the Japanese government reimbursement rate. Additionally, Nippon Kayaku has agreed to make a non-refundable milestone payment of $1.0 million in 2009 and up to $3.0 million in additional milestone payments based upon specified objectives, including achievement of clinical, regulatory and sales goals.

The Distribution Agreement imposes customary obligations on Nippon Kayaku and BioSphere in their capacities as distributor and manufacturer, respectively, and also includes customary representations and warranties and reciprocal indemnification obligations. After regulatory approvals have been obtained, Nippon Kayaku is subject to minimum purchase requirements. Failure to meet such requirements will constitute a breach of the Distribution Agreement, unless BioSphere elects to appoint Nippon Kayaku as a non-exclusive distributor in the territory. All intellectual property that arises out of Nippon Kayaku’s performance under the Distribution Agreement will be jointly owned by the parties in Japan and solely by BioSphere outside of Japan, subject to the terms of the Distribution Agreement. In addition, Nippon Kayaku agrees not to compete with BioSphere during, or for a specified period of time after, the term of the Distribution Agreement, subject to limited exceptions.

The term of the agreement begins on April 16, 2009 and runs until April 16, 2022 unless earlier terminated (i) by either party as a result of a material breach or default under the agreement that remains uncured, (ii) as a result of bankruptcy, insolvency, reorganization, receivership or otherwise of either party, and (iii) on a product-by-product basis if the parties are unable to agree on a purchase price for a particular product or if Nippon Kayaku reasonably determines that a product infringes or is likely to infringe on the intellectual property of a third party.

The description of the terms and conditions of the Distribution Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement which is expected to be filed with the BioSphere’s quarterly report on Form 10-Q for the period ending June 30, 2009 and incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2009	BIOSPHERE MEDICAL, INC.

	By:	/s/ Martin J. Joyce
Martin J. Joyce
Executive Vice President
and Chief Financial Officer